Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2020 Results

Fourth Quarter Highlights:

•	Total Revenue Was $434 Million; Service Revenue¹ Was $262 Million, up 4.1%
•	Diluted EPS Was $0.67, Inclusive of $0.51 in One-time Executive Retirement and Lease Termination-Related Charges
•	Non-GAAP EPS¹ Was $1.36
•	Adjusted EBITDA Margin on Service Revenue¹ Was 17.1%
•	Record Contract Awards of $525 Million

Full Year Highlights:

•	Total Revenue Was $1.51 Billion; Service Revenue Was $1.04 billion, up 4.1%
•	Diluted EPS Was $2.87, Inclusive of $0.53 in One-time Executive Retirement and Lease Termination-Related Charges
•	Non-GAAP EPS Was $4.17
•	Adjusted EBITDA Margin on Service Revenue Was 13.7%
•	Record Contract Awards of $2.0 Billion, Representing a Book-to-Bill Ratio of 1.3
•	Operating Cash Flow of $173 Million

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.—Feb. 25, 2021-- ICF (NASDAQ: ICFI), a global consulting and digital services provider, reported results for the fourth quarter and full year ended December 31, 2020.

Commenting on the results, John Wasson, chairman and chief executive officer, said, “The fourth quarter represented a strong finish to 2020, with total revenues that exceeded the high end of our guidance range and positive service revenue trends that are reflective of ICF’s positioning in high growth markets.

“Revenues from federal government and commercial energy clients increased 19% and 9%, respectively, led by our work in IT modernization, public health and energy efficiency and utility consulting, while the exceptional fourth quarter increase in commercial marketing revenue was one-time in nature, tied to the completion of a large contract that primarily involved pass-through revenue.

“Favorable business mix, higher utilization and lower SG&A and fringe benefit costs drove a year-on-year 220 basis point expansion in adjusted EBITDA margin on service revenue in the fourth quarter, resulting in a 15% increase in Non-GAAP EPS.

“In 2020, one of the most challenging business periods in recent history, ICF reported 4% year-on-year growth in service revenue, and won a record $2 billion in contract awards, laying the foundation for strong future growth. This performance demonstrates the resilience of our company and first-rate execution by ICF’s employees, who have worked closely with clients throughout the pandemic to seamlessly execute programs and win new business, while working remotely,” Mr. Wasson noted.

Fourth Quarter 2020 Results

Fourth quarter 2020 total revenue was $434.3 million, representing 9.5% growth over the $396.6 million reported in the fourth quarter of 2019. Service revenue increased 4.1% year-over-year to $262.2 million, from $251.9 million. Net income amounted to $12.8 million in the 2020 fourth quarter, or $0.67 per diluted share, inclusive of $0.56 of tax-effected special charges, of which $0.51 represented charges relating to the departure of ICF’s executive chairman and the early termination and discontinued use of 16 office leases. In the 2019 fourth quarter, net income was $19.4 million, or $1.01 per diluted share, inclusive of $0.09 of tax-effected special charges primarily tied to M&A costs related to the ITG acquisition.

Non-GAAP EPS was $1.36 per share, up from $1.18 per share in 2019 in the fourth quarter. EBITDA¹ was $30.3 million compared to $34.9 million reported in the fourth quarter of 2019. Adjusted EBITDA¹ was $44.9 million compared to $37.4 million in the 2019 fourth quarter. Fourth quarter 2020 adjusted EBITDA margin on service revenue was 17.1% compared to 14.9% in the 2019 fourth quarter.

Full Year 2020 Results

For 2020, total revenue amounted to $1.51 billion, representing 1.9% growth over the $1.48 billion reported for full year 2019. Service revenue increased 4.1% year-over-year to $1.04 billion, from $1.00 billion in 2019. Full year 2020 net income amounted to $55.0 million, or $2.87 per diluted share, inclusive of $0.79 of tax-effected special charges, of which $0.53 represented one-time executive retirement and lease-related charges as referenced above. This compares to net income of $68.9 million reported in 2019, or $3.59 per diluted share, inclusive of $0.24 of special charges.

Non-GAAP EPS was $4.17 per share, up from $4.15 per share. EBITDA was $122.9 million compared to $129.6 million reported in 2019. Adjusted EBITDA was $143.2 million, a 6.2% increase over $134.8 million in 2019. The 2020 adjusted EBITDA margin on service revenue was 13.7% compared to 13.4% in 2019.

Operating cash flow reached $173 million in 2020. The significant increase above our 2020 guidance of $120 million was primarily due to $50 million of unexpected commercial client prepayments related to media placements to be paid in early 2021.

Backlog and New Business Awards

Total backlog was $2.9 billion at the end of the fourth quarter of 2020. Funded backlog was $1.5 billion, or approximately 53% of the total backlog. The total value of contracts awarded in the 2020 fourth quarter was a record $525 million. For full year 2020, contract awards were a record $1.96 billion, representing a book-to-bill ratio of 1.3.

Government Revenue Fourth Quarter 2020 Highlights

Revenue from government clients was $251.5 million, up 3.0% year-over-year.

•

U.S. federal government revenue was $165.5 million, representing an 18.9% year-over-year increase. Federal government revenue accounted for 38% of total revenue, compared to 35% in the 2019 fourth quarter.

•

U.S. state and local government revenue was $51.7 million, compared to $69.5 million in the year-ago quarter. State and local accounted for 12% of total revenue, compared to 18% of total revenue in the 2019 fourth quarter.

•

International government revenue was $34.4 million, compared to $35.4 million in the year-ago quarter. International accounted for 8% of total revenue, compared to 9% of total revenue in the 2019 fourth quarter.

Key Government Contracts Awarded in the Fourth Quarter 2020

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of over $290 million. Notable awards won in the fourth quarter included:

Energy and Environment

•

A single-award recompete blanket purchase agreement with a ceiling of $94.0 million with the U.S. Environmental Protection Agency to provide strategic and technical support for the agency's ENERGY STAR® program.

•

A contract with recompete and new program elements with a value of $31.2 million with the New York City Department of Environmental Protection to continue and expand implementation of the city’s energy efficiency, water conservation and clean energy programs for existing and new commercial buildings.

•	Five contract modifications with a combined value of $7.7 million with a western U.S. state water resources agency to provide environmental compliance, quantitative modeling and outreach services.

Disaster Management

•

A new contract with initial funding of over $40 million with a key public sector client to provide mitigation services under the U.S. Department of Housing and Urban Development's Community Development Block Grant-Mitigation program.

•	A new contract with a value of $11.7 million with a South-Central U.S. state to provide disaster recovery services following Hurricane Laura.
•	A new contract with a value of $7.9 million with a South-Central U.S. local school board to provide disaster recovery services.

Research and Evaluation

•

A new subcontract with a value of $26.1 million to conduct survey research and provide information system infrastructure and management services related to substance abuse and mental health services across the United States and territories for an agency of the U.S. Department of Health and Human Services.

•	A recompete blanket purchase agreement with a value of $5.2 million with the U.S. Internal Revenue Service to provide survey research and evaluation services to measure customer satisfaction.

IT Modernization/ Strategic Communications

•	A recompete contract with a value of $6.7 million with the U.S. Food and Drug Administration (FDA) to provide docket management services in support of FDA's Center for Tobacco Products.
•	A new contract with a ceiling of $5.6 million with an agency of the U.S. Department of Defense to perform ServiceNow platform support services.
•	A contract expansion with a value of $4.6 million with the European Commission to support COVID-19 recovery communications.

Commercial Revenue Fourth Quarter 2020 Highlights

•

Commercial revenue was $182.8 million, up 20% from the $152.4 million reported in last year’s fourth quarter. Commercial revenue accounted for 42% of total revenue compared to 38% of total revenue in the 2019 fourth quarter.

•	Energy markets, which include energy efficiency programs, represented 36% of commercial revenue. Marketing services accounted for 59% of commercial revenue.

Key Commercial Contacts Awarded in the Fourth Quarter 2020

Commercial contract awards were over $230 million in the fourth quarter 2020. ICF was awarded more than 700 commercial projects globally during the quarter including:

In Energy Markets

•

Multiple contract extensions and expansions with a mid-Atlantic U.S. utility to continue implementation and marketing of its portfolio of residential, commercial and industrial energy efficiency programs.

•	A contract extension with Southern Maryland Electric Cooperative to continue to implement its portfolio of residential, commercial and industrial energy efficiency programs.
•	Six contract expansions and extensions with utilities across the Mid-Atlantic, Southeastern and Midwestern U.S. to continue to provide energy efficiency program implementation services.
•	A recompete contract with a Western U.S. utility to provide support for regulatory compliance related to environmental and capital projects.

In Marketing Services

•	Multiple contract extensions and task orders with a U.S. nationwide health insurer to continue providing paid media and related marketing services.
•	A retainer with a hospitality industry client to provide public relations and social media services.
•	A retainer with a mattress manufacturer to provide public relations services.

Dividend Declaration

On February 25, 2021, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 13, 2021, to shareholders of record on March 26, 2021.

2020 Recognitions

ICF received several important recognitions in 2020:

•	For the 5th straight year, Forbes included ICF on its annual list of “America’s Best Management Consulting Firms.”
•	ICF was recognized by CDP (global environmental disclosure system) as a corporate pioneer against climate change, scoring A- for the third consecutive year.
•	Northern Virginia Technology Council named ICF a Tech 100 Firm for the third year in a row.
•	ICF Next was ranked the 6th largest public relations agency in the U.S. and 12th globally in PRWeek’s annual Agency Business Report.
•	ICF’s WayPoint technology won Environmental Business Journal’s Environmental Achievement Awards in the information technology category.
•	ICF was named a Top 200 Environmental Firm by Engineering News Record.

Summary and Outlook

“Record contract awards, higher backlog and a business development pipeline in excess of $6.3 billion have positioned ICF for considerable organic growth in service revenue in 2021 and beyond. In addition to the key growth catalysts we identified two years ago, namely IT modernization, public health, disaster management and energy efficiency and utility consulting, ICF’s expertise and qualifications also align well with the current administration’s priorities in climate, environment and infrastructure, supporting our expectation for considerable growth in the coming years.

“Based on our current portfolio of business, we expect service revenue for full year 2021 to range from $1.095 billion to $1.13 billion, representing year-on-year growth of 6.6% at the midpoint. Pass-through revenues are anticipated at approximately 28% of total revenue in 2021, compared to 31% in 2020, implying total revenue in 2021 of between $1.525 billion and $1.575 billion. EBITDA is expected to range from $145 million to $155 million, equivalent to an EBITDA margin on service revenue of 13.5% at the midpoints of the ranges. GAAP EPS is projected to be $3.90 to $4.20 and Non-GAAP EPS is expected to range from $4.35 to $4.65. Operating cash flow for 2021 is expected to be approximately $100 million.

“Approximately 55% of ICF’s 2020 service revenue represented work in the key growth areas noted above in which we expect growth rates, in the aggregate, to approximate 10% or more over the next several years. In 2021 we plan to utilize a portion of the savings from the optimization of our real estate footprint and reduced travel and entertainment expense to invest in people and technology as we further expand our capabilities in these high-growth markets.

“At ICF, we are passionate about addressing and solving some of the most complex environmental and social issues facing the world today. Our work enables us to attract and retain professionals who are committed to making a positive impact on society by providing innovative solutions in areas such as climate, energy efficiency, disaster management, public health and social programs, and supporting our clients’ initiatives across a broad range of industries. As a company, ICF has long been committed to the highest standards of corporate responsibility. We encourage you to access our latest Corporate Citizenship report, which is available on our website,” Mr. Wasson concluded.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our statement of operations but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Revenue	$434,335	$396,636	$1,506,875	$1,478,525
Direct costs	295,095	264,027	972,406	953,187
Operating costs and expenses:
Indirect and selling expenses	108,963	97,664	411,612	395,763
Depreciation and amortization	5,013	4,707	20,399	20,099
Amortization of intangible assets	3,506	1,940	13,349	8,083
Total operating costs and expenses	117,482	104,311	445,360	423,945

Operating income	21,758	28,298	89,109	101,393
Interest expense	(2,971)	(2,508)	(13,892)	(10,719)
Other expense	(860)	(134)	(544)	(501)
Income before income taxes	17,927	25,656	74,673	90,173
Provision for income taxes	5,107	6,277	19,714	21,235
Net income	$12,820	$19,379	$54,959	$68,938

Earnings per Share:
Basic	$0.68	$1.03	$2.92	$3.66
Diluted	$0.67	$1.01	$2.87	$3.59

Weighted-average Shares:
Basic	18,841	18,835	18,841	18,816
Diluted	19,143	19,234	19,135	19,224

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive income (loss), net of tax	5,654	6,258	(1,962)	407
Comprehensive income, net of tax	$18,474	$25,637	$52,997	$69,345

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Reconciliation of Service Revenue
Revenue	$434,335	$396,636	$1,506,875	$1,478,525
Subcontractor and other direct costs (3)	(172,148)	(144,728)	(463,364)	(475,717)
Service revenue	$262,187	$251,908	$1,043,511	$1,002,808

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$12,820	$19,379	$54,959	$68,938
Other expense	860	134	544	501
Interest expense	2,971	2,508	13,892	10,719
Provision for income taxes	5,107	6,277	19,714	21,235
Depreciation and amortization	8,519	6,647	33,748	28,182
EBITDA	30,277	34,945	122,857	129,575
Adjustment related to impairment of long-lived assets (4)	3,090	—	3,090	1,728
Special charges related to acquisitions (5)	30	1,574	1,983	1,771
Special charges related to severance for staff realignment (6)	1,069	453	4,764	1,774
Special charges related to facilities consolidations, office closures, and our future corporate headquarters (7)	1,643	454	1,643	717
Special charges related to retirement of Executive Chair (8)	8,825	—	8,825	—
Adjustment related to bad debt reserve (9)	—	—	—	(782)
Total special charges	14,657	2,481	20,305	5,208
Adjusted EBITDA	$44,934	$37,426	$143,162	$134,783

EBITDA Margin Percent on Revenue (10)	7.0%	8.8%	8.2%	8.8%
EBITDA Margin Percent on Service Revenue (10)	11.5%	13.9%	11.8%	12.9%
Adjusted EBITDA Margin Percent on Revenue (10)	10.3%	9.4%	9.5%	9.1%
Adjusted EBITDA Margin Percent on Service Revenue (10)	17.1%	14.9%	13.7%	13.4%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.67	$1.01	$2.87	$3.59
Adjustment related to impairment of long-lived assets	0.16	—	0.16	0.09
Special charges related to acquisitions	—	0.08	0.10	0.10
Special charges related to severance for staff realignment	0.06	0.02	0.25	0.09
Special charges related to facilities consolidations, office closures, and our future corporate headquarters	0.10	0.02	0.10	0.08
Special charges related to retirement of Executive Chair	0.46	—	0.46	—
Adjustment related to bad debt reserve	—	—	—	(0.04)
Amortization of intangibles	0.18	0.10	0.70	0.42
Income tax effects (11)	(0.27)	(0.05)	(0.47)	(0.18)
Non-GAAP EPS	$1.36	$1.18	$4.17	$4.15

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $3.1 million in the fourth quarter of 2020 related to impairment of right-of-use lease assets and $1.7 million in the second quarter of 2019 related to an intangible asset associated with a historical business acquisition.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs, integration costs associated with an acquisition, and an adjustment to the contingent consideration liability from a previous acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for Company officers, groups of employees who have been terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID-19.

(7) Special charges related to facilities consolidations, office closures, and our future corporate headquarters: These costs are exit costs associated with terminated leases or full office closures.  The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will (i) continue to pay until the contractual obligation is satisfied but with no economic benefit to us or (ii) we contractually terminated the obligation and ceased utilizing the facilities. Additionally, we incurred one-time charges with respect to the execution of a new lease agreement for our corporate headquarters.

(8) Special charges related to retirement of Executive Chair: These costs include severance, pro rata incentive bonus, welfare benefits, and acceleration of equity awards we incurred under the departing officer’s severance agreement during the fourth quarter of 2020. As a result of the severance agreement, the departing officer was able to maintain certain equity awards beyond his date of employment. The adjustment for the retirement of the Executive Chair includes amounts relating to equity awards that would have been lost under normal operating procedures upon his departure.  With the activation of the severance agreement in the fourth quarter all benefits were guaranteed and attributed to the same quarter.

(9) Adjustment related to bad debt reserve: During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size. The adjustment in 2019 reflects a favorable revision of our prior estimate of collectability based on a third party acquiring the receivables.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(11) Income tax effects were calculated using an effective U.S. GAAP tax rate of 28.5% and 24.5% for the three months ended December 31, 2020 and 2019, respectively, and 26.4% and 23.6% for the twelve months ended December 31, 2020 and 2019, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$13,841	$6,482
Restricted cash - current	68,146	—
Contract receivables, net	222,850	261,176
Contract assets	143,369	142,337
Prepaid expenses and other assets	25,492	17,402
Income tax receivable	1,977	7,320
Total Current Assets	475,675	434,717
Property and Equipment, net	62,434	58,237
Other Assets:
Goodwill	909,913	719,934
Other intangible assets, net	59,887	25,829
Operating lease - right-of-use assets	127,132	133,965
Other assets	32,249	23,352
Total Assets	$1,667,290	$1,396,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$—
Accounts payable	91,365	134,578
Contract liabilities	42,050	37,413
Operating lease liabilities - current	23,350	32,500
Accrued salaries and benefits	80,512	52,130
Accrued subcontractors and other direct costs	78,842	45,619
Accrued expenses and other current liabilities	100,908	35,742
Total Current Liabilities	427,027	337,982
Long-term Liabilities:
Long-term debt	303,214	164,261
Operating lease liabilities - non-current	115,614	119,250
Deferred income taxes	34,330	37,621
Other long-term liabilities	40,144	22,369
Total Liabilities	920,329	681,483

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 23,305,255 and 22,846,374 shares issued; and 18,909,983 and 18,867,555 shares outstanding at December 31, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	369,058	346,795
Retained earnings	588,731	544,840
Treasury stock, 4,395,272 and 3,978,819 shares at December 31, 2020 and 2019, respectively	(196,745)	(164,963)
Accumulated other comprehensive loss	(14,106)	(12,144)
Total Stockholders’ Equity	746,961	714,551
Total Liabilities and Stockholders’ Equity	$1,667,290	$1,396,034

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	December 31,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income	$54,959	$68,938
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	4,062	624
Deferred income taxes	(1,865)	(123)
Non-cash equity compensation	17,555	15,818
Depreciation and amortization	33,748	28,182
Non-cash lease expense	(2,307)	(1,247)
Facilities consolidation reserve	(288)	(274)
Amortization of debt issuance costs	710	507
Impairment of long-lived assets	3,090	1,728
Other adjustments, net	964	181
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	6,064	(11,963)
Contract receivables	54,384	(31,300)
Prepaid expenses and other assets	(5,410)	1,997
Accounts payable	(51,177)	31,949
Accrued salaries and benefits	26,810	8,012
Accrued subcontractors and other direct costs	32,544	(12,293)
Accrued expenses and other current liabilities	(18,198)	(4,951)
Income tax receivable and payable	5,375	(4,489)
Other liabilities	12,125	144
Net Cash Provided by Operating Activities	173,145	91,440

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(17,683)	(26,901)
Payments for business acquisitions, net of cash acquired	(253,265)	(3,569)
Net Cash Used in Investing Activities	(270,948)	(30,470)

Cash Flows from Financing Activities
Advances from working capital facilities	1,020,451	686,830
Payments on working capital facilities	(870,114)	(721,809)
Payments on capital expenditure obligations	(1,712)	(1,621)
Receipt of restricted contract funds	65,694	—
Payment of restricted contract funds	(106)	—
Debt issue costs	(2,094)	—
Proceeds from exercise of options	37	2,914
Dividends paid	(10,551)	(10,540)
Net payments for stock issuances and buybacks	(29,726)	(23,414)
Payments on business acquisition liabilities	(1,924)	—
Net Cash Provided by (Used in) Financing Activities	169,955	(67,640)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	3,353	166

Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	75,505	(6,504)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	6,482	12,986
Cash, Cash Equivalents, and Restricted Cash, End of Period	$81,987	$6,482

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$14,337	$10,424
Income taxes	$15,954	$26,595
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$3,124	$—
Exercise of options receivable from shareholders	$2,615	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule(12) (13)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Energy, environment, and infrastructure	38%	44%	41%	45%
Health, education, and social programs	50%	41%	44%	38%
Safety and security	6%	8%	8%	8%
Consumer and financial services	6%	7%	7%	9%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
U.S. federal government	38%	35%	44%	38%
U.S. state and local government	12%	18%	15%	19%
International government	8%	9%	6%	8%
Government	58%	62%	65%	65%
Commercial	42%	38%	35%	35%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Time-and-materials	55%	49%	50%	48%
Fixed-price	33%	38%	35%	38%
Cost-based	12%	13%	15%	14%
Total	100%	100%	100%	100%

(12) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(13) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.